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                                                                    Exhibit 99.1
Today's Man, Inc.

                                                               NEWS
FOR IMMEDIATE RELEASE                                 COMPANY  Frank Johnson
---------------------                                 CONTACT: Acting Chief
                                                               Executive Officer
                                                               EVP & CFO
                                                               (856) 722-6380



              TODAY'S MAN, INC. SIGNS ASSET PURCHASE AGREEMENT WITH
                         CHRISTOPHER MEN'S STORES, INC.


Moorestown, NJ, March 24, 2003 - Today's Man, Inc. (OTCBB: TMANQ) announced that on Thursday, March 20th, it entered into an asset purchase agreement to sell substantially all of the assets of the corporation to Christopher's Men's Stores, Inc. for $9.75 million, subject to adjustment, plus the assumption of specified liabilities. The completion of the transaction is subject to, among other things, higher and better offers as may be required by the Bankruptcy Code and the approval of the United States Bankruptcy Court for the District of New Jersey.

Headquartered in Albany, NY, Christopher's is an operator of menswear retail stores specializing in tailored clothing, furnishings, accessories and sportswear, with locations in upstate New York

Frank Johnson, Acting CEO for Today's Man, commented, "We have worked very hard over the last few weeks to craft an agreement with Christopher's that represents value for our creditors." Mr. Johnson further commented, "We look forward to working with Vince Rua, President and CEO of Christopher's, to complete this sale and the transition as rapidly as possible."

Today's Man Inc., currently operates 24 menswear stores in the Philadelphia, New York and Washington, D.C. markets. It offers a wide selection of tailored clothing, furnishings, accessories and sportswear at everyday low prices


Safe Harbor Statement under Private Securities Litigation Reform Act of 1995

Statements in this press release that are not historical facts, including, without limitation, statements as to the Company's agreement to sell substantially all of its assets, are forward looking statements that involve risks and uncertainties and are subject to change at any time. Certain factors, including, without limitation the risk that the assumptions upon which the forward-looking statements are based ultimately may prove incorrect, the risk that the transactions contemplated by the agreement to sell the Company's assets may not be completed, risks related to the Company's bankruptcy petition, and the other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K, can cause actual results and developments to be materially different from those expressed or implied by such forward-looking statements.